Exhibit 2.21

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:15 PM 02/14/2006
FILED 05:04 PM 02/14/2006
SRV 060139684 - 3318552 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

XRG, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of XRG, Inc., be amended by changing the Fourth Article thereof so that, as amended, said Article shall be read as follows:

FOURTH: The total number of shares of common stock the Corporation shall have authority to issue is 50,000,000 shares, par value $.001 per share, and the total number of shares of Preferred Stock, the Corporation shall have authority to issue is 5,000,000 shares, par value $.001 per share. The Preferred Stock authorized by this Certificate of Incorporations shall be issued in series. The Board of Directors of the Corporation is authorized to establish series of Preferred Stock and to fix, in the manner and to the full extent provided and permitted by law, the rights, preferences and limitations of each series of the Preferred Stock and the relative rights, preferences and limitations between or among such series.

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on February 14, 2006.

IN WITNESS WHEREOF, said XRG, Inc., has caused this certificate to be signed by Richard Francis, its Chief Executive Officer, this 11th day of January, 2006.

By: /s/ Richard Francis

Name: Richard Francis

Title: President, Chief Executive Officer, Chief Financial

Officer and Director